Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

February 9, 2023

CXApp Holding Corp.
2479 Bayshore Road

Suite 195

Palo Alto, California 94303

Ladies and Gentlemen:

CXApp Holding Corp. (the “Company”), a Delaware corporation and wholly owned subsidiary of Inpixon (“Inpixon”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, as amended (Registration No. 333-267964) (the “Registration Statement”), and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 25,000,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Company Common Stock”), to be distributed to the holders of Inpixon’s common stock (“Inpixon Common Stock”), preferred stock and certain holders of warrants to purchase shares of Inpixon Common Stock, pursuant to the pro rata spin-off described in the Registration Statement and the Prospectus (the “Spin-Off”).

As counsel to the Company and Inpixon in connection with this opinion letter, we have examined such corporate records, documents, and instruments of the Company and Inpixon and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and delivery of the Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act, and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company and Inpixon.

This opinion letter is based as to matters of law solely on Chapter 78 of the Nevada Revised Statutes and the General Corporation Law of the State of Delaware. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of the Spin-Off as described in the Prospectus forming a part of the Registration Statement, the Shares will be duly authorized, fully paid, validly issued and nonassessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. In addition, we assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP